                                                                    Exhibit 14.1

CODE OF ETHICAL CONDUCT

1.       POLICY SUMMARY

It is the policy of TIMCO Aviation Services, Inc. and its subsidiaries (collectively the "Company") to comply with the letter and spirit of all laws, rules and regulations of the United States, its states, any countries in which it does business, and other private and public regulatory agencies, and to require all directors, officers and employees of the Company to avoid any activity which could involve the Company or its directors, officers or employees in any unlawful or perceived unlawful practice. The Company has sought to establish the highest possible standard in business and personal ethics for itself, its directors, officers and employees. This Code of Ethical Conduct (the "Code") was adopted by the Company's Board of Directors for the guidance of all its directors, officers and employees.

The following Code provides general guidelines of ethical conduct for you to follow. Whenever you have the slightest doubt about the legal or ethical nature of a transaction, please contact the Company's General Counsel.

2.       SCOPE

This Code applies to all directors, officers and employees of the Company.

The purpose of this Code is to deter wrongdoing and to promote:

         - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

         - Full, fair, accurate, timely, and understandable disclosure in the reports and documents that the Company o files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public

         -        communications made by the Company,

         - Compliance with applicable governmental laws, rules and regulations,

         - The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code, and

         -        Accountability for adherence to the Code.

The Company expects all of its directors, officers and employees to comply at all times with the principles in this Code. A violation of this Code is grounds for disciplinary action up to and including discharge and possible legal prosecution.

         3.       DEFINITIONS

                  3.1 "SUPPLIER" is defined as any person, firm or corporation which furnishes or offers any property (real or personal), rights or services to the Company. This definition also includes any agent or representative of a "supplier" and any organization owning a controlling interest therein.

                  3.2 "CUSTOMER" is defined as any person, firm or corporation which acquires or can reasonably be expected to acquire from or through the Company goods or services, whether such goods and/or services are acquired by contract on a centralized basis or by unrelated separate transactions. Included in this definition is any agent or representative of a "customer" and any organization owning a controlling interest therein.

                  3.3      REPORTABLE INTERESTS AND RELATIONSHIPS

                           All directors, officers and employees who participate in transactions with suppliers or customers shall report "reportable interests and relationships" on an annual Sign-Off Document as described in Section 5.8. Throughout the year, any new interest or relationship shall be reported promptly but in any event within ten (10) days of its acquisition or commencement.

                           3.3.1 "REPORTABLE INTEREST AND RELATIONSHIPS" are any of the following directly or indirectly held or engaged in by a director, officer or employee and, to the extent known by him/her, each member of his/her immediate family.

                                    3.3.1.1. Any financial interest in a
                                             supplier or customer which is a
                                             publicly owned corporation,
                                             provided that a financial interest
                                             confined to the ownership of
                                             securities, is reportable only if
                                             the aggregate of all such
                                             securities owned by an employee and
                                             all members of his/her immediate
                                             family in any such corporation
                                             exceeds 2% of the outstanding
                                             securities of the same class, or
                                             exceeds in value 25% of the
                                             employee's gross annual income.

                                    3.3.1.2. Any financial interest in a
                                             supplier or customer which is not a
                                             publicly owned corporation.

                                    3.3.1.3. A relationship with a supplier or
                                             customer as director, officer,
                                             employee, agent, representative or
                                             consultant.

                           3.3.1.4. Any business engaged in by the officer or
                                    employee which involves furnishing any
                                    property (real or personal) rights or
                                    services to the Company.

                           3.3.1.5. Any other personal or business relationship
                                    with a supplier or customer which may
                                    reasonably be regarded as significant under the policy summary stated in Section 1.

         3.4 ITEMS IN SECTION 3.3.1 ARE DEFINED, FOR THE PURPOSE OF THIS CODE AS FOLLOWS:

                  3.4.1 "PUBLICLY OWNED CORPORATION" means a corporation having securities traded on a national securities exchange, or quoted in the over-the-counter market, or any other corporation having more than 100 stockholders of record.

                  3.4.2 "OWNERSHIP" includes, among other things, the holding of securities by a broker for an individual under an arrangement whereby the latter's name does not appear on the securities.

                  3.4.3 "FINANCIAL INTEREST" means any ownership of beneficial interest in, or right to acquire:

                           -        any stock, bond or other debt obligation,

                           -        any claim against assets or interest in
                                    income, or

                           -        any partnership or other proprietary
                                    interest.

                           Excluded from this definition are:

                           - interests in securities issued by mutual funds or other investment companies or trusts subject to regulation by a government agency;

                           - deposits in banks or similar financial institutions; and

                           -        policies in insurance companies.

                 3.4.4 "IMMEDIATE FAMILY" means a director's, officer's and employee's parents, step-parents, in-laws, spouse, children, step-children, grandparents and anyone else living in the director's, officer's or employee's household.

                  3.4.5 The director, officer and employee shall furnish in the annual Sign-Off Document all pertinent facts, including the name of the supplier or customer, the nature of the interest or relationship and the size of any financial interest.

                  3.4.6 Whenever facts or circumstances which might indicate a potential conflict of interest are known to any director, officer or employee, such facts or circumstances shall be reported promptly to the Company's General Counsel.

         3.5      INVESTIGATION OF POTENTIAL CONFLICTS OF INTEREST

                  In connection with every report received pursuant to Section
                  3.3 or Section 5.7, the Company's General Counsel shall have the duty and responsibility, with the assistance and cooperation of other Company officers, of making investigations and seeking additional information where necessary, and of making complete reports of his/her findings and recommendations to the Board of Directors for its decision as to appropriate remedial action. The alternatives which shall be considered are divestiture of the interest or termination of the relationship, realignment of job functions or termination, if appropriate. If a director, officer or employee is given the option to make a divestiture of his/her inappropriate interests, a reasonable period of time shall be determined with the employee in which the divestiture is to be completed. Normally, a period not exceeding six (6) months will be allowable. For the duration of the time required to make the divestiture, assignments shall be adjusted to avoid contact with the problem area. The director, officer or employee may be required to produce evidence, such as a bill of sales, receipt, etc. If a director, officer or employee is given the option to terminate an improper relationship, it is expected that this will be done promptly.

         3.6      DEFINITION OF "GIFT"

                  For the purposes of this Code, a "gift" is defined as any tangible item of value, any service of value, any purchase at a price lower than that which is usually charged, any favor that enhances the employee materially and any benefit or other thing of value (including cash, securities or certificates).

4.       GUIDELINES

         4.1      LEGAL AND ETHICAL PRACTICES - GENERAL

                  ETHICAL PRACTICES

                  Each director, officer and employee of the Company shall, in discharge of his/her assigned duties, observe the highest standards of business and personal ethics. Primarily, this involves the practice of honesty and sincerity in dealings with government officials, the public, other officers and shareholders of the Company, the Company's auditors, customers, fellow employees and those with whom the Company competes or transacts business. It also involves the avoidance of any relationship with persons, firms or corporations with whom the Company transacts or is likely to transact business and which may involve the employee in a conflict of interest. It also includes any transaction, actual or otherwise, that does not follow generally accepted accounting practices. This Code is general in nature and does not specifically cover all the wide number of laws, regulations and rules pertaining to business relationships. However, the absence of a Company instruction covering a particular situation does not relieve you from the responsibility of exercising the highest ethical standards in those situations.

         4.2      ILLEGAL PRACTICES

                  No director, officer or employee shall, in discharging his/her assigned responsibilities and duties, engage in any activity which might involve him/her or this Company in a violation of any federal, national, state or local law, rules of regulation. It is the direct responsibility of each director, officer and employee of the Company to acquaint himself/herself with the legal standards and restrictions applicable to his/her assigned duties and to guide himself/herself accordingly. The services of the General Counsel to the Company are available through normal Company channels for advice and consultation in this respect. In any case of doubt, the legal opinion of the General Counsel must be obtained prior to action. In addition, specific procedures and instructions are set forth in this document.

         4.3      ILLEGAL FOREIGN PAYMENTS

                  4.3.1 No director, officer, or employee of the Company shall, directly or through an intermediary, give or offer to give anything of value to a foreign government official, employee or representative for purposes of inducing such person to use his/her influence to assist the Company in obtaining or retaining business or to benefit the Company or another person in any way. This same prohibition also applies to any foreign political party, party official or candidate for office.

                  4.3.2 Payments to governmental officials whose duties are ministerial or clerical to expedite receipt of services to which the Company is otherwise entitled are not prohibited provided they conform to local practice. Any such payment in excess of $50.00 shall be reported to the Company's General Counsel.

                  4.3.3 All payments made or received by employees on behalf of the Company and all transactions and dispositions of assets of the Company must be properly authorized and accurately and fairly reflected in the Company's books and records.

                  4.3.4 No undisclosed or unrecorded fund or asset of the Company shall be maintained for any purpose.

                  4.3.5 The Company may be fined up to $1.0 million if it does not comply with the Government regulations described above. There is no legal requirement that such a violation by the Company be "willful". Thus, the Company may be liable for illegal foreign payments made by its employees or representatives. Also, any director, officer or employee who willingly violates these regulations may be personally fined for up to $10,000 and imprisonment for up to 5 years.

         4.4      DOMESTIC POLITICAL CONTRIBUTIONS

                  4.4.1 No director, officer or employee of the Company shall, directly or through an intermediary, give or offer to give anything of value to any political party, party official for political office with Company funds or resources or on behalf of the Company unless such action fully complies with all governmental regulations. No such gift or offer shall be made without the Board of Directors express prior written approval. The Board of Directors shall assure full compliance with this rule.

                  4.4.2 A director, officer or employee is free to make personal political contributions or engage in personal political activities that do not infringe upon his/her duties to the Company. However, such activities must be carried out on such person's personal time.

         4.5      WAIVERS

                  4.5.1 This Code cannot be expected to specifically cover every possible set of facts or circumstances that may confront a Company director, officer or employee. Indeed, there may be matters based upon cultural differences and customary expectations that could cause uncertainty to a Company director, officer or employee.

                  4.5.2 Any waiver of any provision of this Code must be approved:

                           - With regard to any director or executive officer, by the Board of Directors, or a committee of the Board of Directors.

                           - With regard to any employee who is not an executive officer or director of the Company, by the employee's supervisor or such other person as is designated by the Company's Chief Executive Officer.

                  4.5.3 Any waiver of provisions of this Code will be reported in filings with the SEC and otherwise reported to our stockholders to the full extent required by the rules of the SEC and by any applicable rules of any securities exchange or securities quotation system on which our securities are listed or quoted.

5.       PROCEDURE

         5.1      CONFLICT OF INTERESTS

                  It is Company policy to award business without favoritism and on the basis of the best price for material and services of the required quality and quantity for delivery at the right time, and to determine the terms of doing business with customers on the basis of competition, market conditions and other economic factors. Wherever practicable, purchases of material or services are to be based upon competitive bidding. This Code requires that directors, officers and employees refrain from activities or interests that might impair their independence of judgment. No transaction with an outside business organization that furnishes, purchases or leases property (real or personal), rights to services to or from the Company shall be influenced, or reasonably appear to be influenced, by a director's, officer's or employee's personal interests or relationships. A director, officer or employee, accordingly, shall have no direct or indirect interests in or relationships with any such organization that might affect the objectivity and independence of his/her judgment or conduct in carrying out his/her duties and responsibilities to the Company, or embarrass the Company because its effect may reasonably be misunderstood by others.

         5.2      GIFTS

                  5.2.1    PROHIBITION OF SUBSTANTIAL GIFTS

                           Directors, officers and employees shall not solicit, accept or agree to accept, at any time of the year, for themselves or on behalf of the Company, any payment or gift which directly or indirectly benefits them, from any person or firm having or seeking a business relationship with the Company, or from any employee or agent of such a person of firm; however, this prohibition does not apply to the acceptance over a 12 month period (from each person or firm) of gifts of small value totaling not more than $250.00 except that in no event shall gifts of cash ever be accepted.

                  5.2.2    REQUIRED RESPONSES TO GIFTS

                           A director, officer or employee who receives a gift, the acceptance of which is prohibited, shall promptly notify his/her immediate supervisor (in the case of an officer or an employee) or the General Counsel (in the case of a director) and take the following further action:

                           5.2.2.1. If the gift does have a substantial value
                                    (i.e., an amount above the limit expressed in Section 5.2.1), return it with a letter to the donor explaining the Company's gift policy. Exhibits 1 and 2 are forms of suggested letters.

                           5.2.2.2. When it is necessary to write a letter as
                                    prescribed above, copies shall be forwarded to Human Resources for information purposes. Such copies shall be accompanied by a memorandum stating the name of the donor, a description of the gift and its estimated value, the manner in which the gift was disposed of and whether the suppliers was notified of the Company gift policy before or after receipt of the gift.

         5.3      DISCLOSURE OF PRIVATE INFORMATION

                  5.3.1    CONFIDENTIALITY OF INFORMATION

                           Any private information about the Company, whether technical, business, financial, relating to the Company's activities or otherwise, and whether or not specifically identified as such, shall not be divulged except in strict accordance with established Company policies and practices. It is a violation of this Code to disclose company information verbally, in writing or over the Internet.

                  5.3.2    OBLIGATION OF EMPLOYEE

                           Obligations to preserve the integrity of the Company's private information are imposed by law and Company policy. These obligations exist both during and after employment with the Company.

                  5.3.3 Directors, officers and employees shall not make disparaging remarks about the Company, its directors, officers, employees, products or services, or use the name of the Company in a manner which may diminish or otherwise damage the Company's reputation or goodwill.

         5.4      USING PRIVATE INFORMATION OR COMPANY POSITION FOR PERSONAL
                  GAIN

                  5.4.1    PROHIBITED PRACTICES

                           Directors, officers and employees shall not use private Company information for personal or family gain. This prohibition applies regardless of the nature of the information, whether technical, business, financial or otherwise, and regardless of the means by which the information is acquired. By way of example only, the following conduct is prohibited by this section:

                           5.4.1.1. Knowingly converting for personal use a
                                    Company business opportunity.

                           5.4.1.2. Using such private information in the course
                                    of employment outside the Company.

                           5.4.1.3. Using such private information in connection
                                    with trading or dealing in commodities,
                                    stock or other securities.

         5.5      FILING OF SEC REPORTS

                  5.5.1 Company directors and officers shall provide the Board of Directors with copies of all Form 3, 4 and 5 Reports to the SEC. (A Form 3 Report is an SEC form which directors and executive officers provide to the SEC at the time of their election, setting forth their holdings in the Company's equity securities; a Form 4 Report is a similar form by which such directors and officers can report all subsequent transactions involving such securities; and a Form 5 Report is an annual report to the SEC reporting transactions not required to be reported on Form 4.)

                  5.5.2 Company directors, officers and employees shall ensure that the Company makes full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with, or submits to, the SEC and in all other public communications made by the Company.

         5.6      ANNUAL CODE OF CONDUCT SIGN OFF

                  5.6.1 At least once per year, and at other times upon request, all directors and officers of the Company, and all other employees as designated by the Company, shall complete and return the Sign-Off Document (Exhibit 3) concerning matters covered by this Code.

                  5.6.2 Directors and officers shall immediately complete and submit the Sign-Off Document at the time of their election or designation.

                  5.6.3 Refusal of any individual to submit a Sign-Off Document shall be a violation of this Code and shall result in disciplinary action up to and including termination.

         5.7      REMEDIAL ACTION

                  When any Sign-Off Document indicates a potential conflict of interest or any potential violation of the rules set forth herein, the General Counsel of the Company shall follow the steps described in Section 3.5.

         5.8      FAILURE TO REPORT

                  Employees who willfully fail to report reportable interests, relationships or transactions or make a false report are subject to disciplinary action, including possible termination.

6.       REPORTING QUESTIONABLE ACTIVITIES

         6.1 Any director, officer or employee who believes that the acts of anyone within the Company are in violation of this Code or any law, statute, or regulation, should report their concerns to the Company's General Counsel, without fear of reprisal.

7.       DISSEMINATION OF THE POLICY

         7.1      INFORMING EMPLOYEE

                  Each manager is responsible to initially inform all his/her employees of this Code and to review this Code at least annually. Acknowledgment forms must be submitted to Human Resources after each review.